Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2009
~Provides 2010 Full Year Financial Guidance~
     DAYTONA BEACH, Fla. – January 28, 2010 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2009.
     “We are excited about the upcoming 2010 motorsports season, despite the economic issues we still face which had a definite effect on our revenue last year,” stated ISC Chief Executive Officer Lesa France Kennedy. “We are optimistic that the economic recovery underway will continue to strengthen and we will begin to see positive changes in consumer and corporate spending. Benefiting our Company is the fact that we remain in excellent financial shape highlighted by significant contracted revenue from media income and a solid balance sheet.”
     Ms. France Kennedy continued, “As we move into the new season, our primary focus is on ensuring that the millions of fans who attend our events receive great entertainment value coupled with an unforgettable at-track experience. To make attending our events even more affordable, we have taken the ticket pricing strategy so successful last year and expanded it to encompass value pricing on over 500,000 NASCAR Sprint Cup tickets. We remain encouraged by the recent signs of increased ticket buying volume for the DAYTONA 500 versus last year.”
Fourth Quarter Comparison
     Total revenues for the fourth quarter decreased to $201.8 million, compared to revenues of $205.3 million in the prior-year period. Operating income was $50.5 million during the period compared to $64.9 million in the fourth quarter of fiscal 2008. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
•	The fall NASCAR Sprint Cup and Nationwide events at Auto Club Speedway held in the third quarter of fiscal 2008 which were conducted in the fourth quarter of fiscal 2009.
-more-

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 2
•	An IndyCar® and Grand-Am Rolex Sports Car series weekend held at Homestead-Miami Speedway in the second quarter of 2008 was held in ISC’s fiscal fourth quarter 2009.

•	An IndyCar series event held at Chicagoland in the fourth quarter of fiscal 2008 was conducted in the third quarter of fiscal 2009.

•	Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the fourth quarter of 2008 for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona development project.

•	During the 2009 fiscal fourth quarter, the Company recorded a $2.9 million, or $0.04 per diluted share after-tax, non-cash impairment charge on long-lived assets to remove the net book value of certain assets retired from service. By comparison, the 2008 fiscal fourth quarter includes non-cash impairment charges of approximately $323,000 to remove the net book value of certain assets retired from service.

•	During the 2009 fiscal fourth quarter, the Company amortized approximately $4.3 million, or $0.05 per diluted share after tax, related to its interest rate lock. This amortization was recorded in interest expense in the consolidated statement of operations.

•	The 2008 fiscal fourth quarter included a charge to provide for working capital advances of $2.3 million, or $0.03 per diluted share after tax, associated with its joint venture project in Kansas for the development of a gaming and entertainment destination.

•	During the 2009 fiscal fourth quarter, the $15.5 million, or $0.35 per diluted share after tax equity in net loss from equity investments represents ISC’s portion of the results from its 50.0 percent indirect interest in Motorsports Authentics and includes a non-cash charge of approximately $13.7 million, or $0.28 per diluted share for further impairment of the investment. ISC’s portion of Motorsports Authentics’ net income for the fiscal fourth quarter 2008 included in equity in net loss from equity investments was approximately $3.4 million, or $0.07 per diluted share.
     Net income for the fourth quarter was $9.0 million, or $0.19 per diluted share, compared to net income of $33.6 million, or $0.69 per diluted share, in the prior year. Excluding discontinued operations; the operating results from the Company’s equity investment including the related impairments taken by ISC; the impairment of long-lived assets; and the amortization related to its interest rate lock recorded in interest expense, non-GAAP (defined below) net income for the fourth quarter of 2009 was $30.6 million, or $0.63 per diluted share. Non-GAAP net income for the fourth quarter of 2008 was $39.0 million, or $0.80 per diluted share.
Year-to-Date Comparison
     For the year-ended ended November 30, 2009, total revenues were $693.2 million, compared to $787.3 million in 2008. Operating income for the fiscal year was $147.8 million compared to $235.8 million in the prior year.

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 3
Year-over-year comparability was impacted by:
•	The continued adverse economic trends which increasingly contributed to the decrease in attendance related as well as corporate partner revenues for certain of the Company’s events.

•	Exceptionally strong consumer and corporate demand for the 50th running of the DAYTONA 500 and supporting events in the first quarter of 2008. The historic race provided unique opportunities to drive revenue above the otherwise strong appeal of the sport’s marquee event.

•	As a result of executing certain purchase and lease agreements, the operations of Stock-Car Montreal are now reflected in the Company’s consolidated financial statements, compared to prior year results recognized in net income from equity investments when the Company promoted the events in joint venture with its partner Group Motorise International.

•	Accelerated depreciation of approximately $1.0 million, or $0.01 per diluted share after tax, in 2009 as compared to approximately $2.1 million, or $0.02 per diluted share after tax in 2008, related to certain office and other buildings razed in Daytona Beach as part of the Company’s previously announced Daytona development project.

•	In fiscal 2009, the Company recognized non-cash impairments of long-lived assets totaling approximately $16.7 million, or $0.21 per diluted share after tax, primarily attributable to the decrease in the carrying value of ISC’s Staten Island property and, to a much lesser extent, to remove the net book value of certain assets retired from service. In fiscal 2008, the Company recognized impairments of long-lived assets totaling approximately $2.2 million, or $0.03 per diluted share, primarily attributable to its Staten Island property and impairments of certain other long-lived assets.

•	During fiscal 2009, the Company amortized approximately $4.3 million, or $0.05 per diluted share after tax, related to its interest rate swap. This amortization was recorded in interest expense in the consolidated statement of operations.

•	The 2009 second quarter results include interest income, net of tax, of approximately $8.9 million, or $0.18 per diluted share after tax, for interest earned on the deposited funds which were ultimately returned to the Company as a result of the definitive settlement agreement with the Internal Revenue Service in connection with the previously disclosed federal income tax examination for its 1999 through 2005 fiscal years.

•	The recognition of a tax benefit of $3.5 million, or $0.07 per diluted share after tax, associated with certain restructuring initiatives in the third quarter of 2008.

•	A 2008 first quarter non-cash charge of $3.8 million, or $0.08 per diluted share after tax, to correct the carrying value of certain other assets.

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 4
•	2008 fourth quarter costs of $2.3 million, or $0.03 per diluted share after tax, associated with the pursuit of a casino management contract at Wyandotte County, Kansas.

•	In fiscal 2009, the $77.6 million, or $1.63 per diluted share, after tax equity in net loss from equity investments represents ISC’s portion of the results from its 50.0 percent indirect interest in Motorsports Authentics and includes a total non-cash impairment charge of approximately $69.3 million, or $1.43 per diluted share. ISC’s portion of Motorsports Authentics net income for fiscal 2008 included in equity in net loss from equity investments was approximately $1.6 million, or $0.02 per diluted share.
     Net income for the year-ended November 30, 2009, was $6.8 million, or $0.14 per diluted share, compared to net income of $134.6 million, or $2.71 per diluted share, in 2008. Excluding discontinued operations, the operating results from the Company’s equity investment including the related impairments taken by ISC; accelerated depreciation for certain office and related buildings in Daytona Beach; impairment of long-lived assets; the amortization related to its interest rate lock recorded in interest expense; and the interest income from the IRS settlement, non-GAAP (defined below) net income for the year-ended ended November 30, 2009, was $90.7 million, or $1.86 per diluted share. This is compared to non-GAAP net income for the year-ended November 30, 2008 of $138.1 million, or $2.78 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The 2008 adjustments relate to: net income from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; a tax benefit associated with certain restructuring initiatives; a non-cash charge to correct the carrying value of certain other assets; and, a provision on working capital advances associated with its joint venture project in Kansas for the development of a gaming and entertainment destination.
     The adjustments for 2009 relate to: a loss from equity investment; accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the Staten Island property and the net book value of certain assets retired from service; amortization of interest rate swap; and interest income earned on the deposited funds returned to the Company as a result of the definitive settlement agreement with the Internal Revenue Service.

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 5
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	November 30, 2008	November 30, 2009	November 30, 2008	November 30, 2009

Net income	$33,621	$8,996	$134,595	$6,815
Net loss from discontinued operations	45	40	163	170

Income from continuing operations	33,666	9,036	134,758	6,985
Motorsports Authentics — Equity in net loss (income) from equity investments, net of tax	3,370	17,124	(970)	79,277

Consolidated income from continuing operations excluding Motorsports Authentics equity in net loss (income)from equity investments	37,036	26,160	133,788	86,262

Adjustments, net of tax:
Additional depreciation	319	—	1,278	637
Impairment of long-lived assets	198	1,800	1,374	10,081
Amortization of interest rate swap	—	2,608	—	2,608
Interest income from IRS Settlement	—	—	—	(8,923)
Tax benefit associated with restructuring initiatives	—	—	(3,477)	—
Correction of certain other assets’ carrying value	—	—	3,758	—
Provision on advance to Kansas Entertainment	1,409	—	1,409	—

Non-GAAP net income	$38,962	$30,568	$138,130	$90,665

Per share data:
Diluted earnings per share	$0.69	$0.19	$2.71	$0.14
Net loss from discontinued operations	—	—	—	—

Income from continuing operations	0.69	0.19	2.71	0.14
Motorsports Authentics — Equity in net loss (income) from equity investments, net of tax	0.07	0.35	(0.02)	1.63

Consolidated income from continuing operations excluding Motorsports Authentics equity in net loss (income) from equity investments	0.76	0.54	2.69	1.77

Adjustments, net of tax:
Additional depreciation	0.01	—	0.02	0.01
Impairment of long-lived assets	0.00	0.04	0.03	0.21
Amortization of interest rate lock	—	0.05	—	0.05
Interest income from IRS Settlement	—	—	—	(0.18)
Tax benefit associated with restructuring initiatives	—	—	(0.07)	—
Correction of certain other assets’ carrying value	—	—	0.08	—
Provision on advance to Kansas Entertainment	0.03	—	0.03	—

Non-GAAP diluted earnings per share	$0.80	$0.63	$2.78	$1.86

Recent Events

Fiscal Fourth Quarter Events
Facility	Dates	Major Event Hosted

Richmond International Raceway	Sept. 11-12	NASCAR Sprint Cup and NASCAR Nationwide
Kansas Speedway	Oct. 1-4	NASCAR Sprint Cup; NASCAR Nationwide; and ARCA RE/MAX
Homestead-Miami Speedway	Oct. 9-10	IndyCar and Grand-Am Rolex Sports Car
Auto Club Speedway	Oct. 10-11	NASCAR Sprint Cup and NASCAR Nationwide
Martinsville Speedway	Oct. 24-25	NASCAR Sprint Cup and NASCAR Camping World Truck
Talladega Superspeedway	Oct. 31-Nov. 1	NASCAR Sprint Cup and NASCAR Camping World Truck
Phoenix International Raceway	Nov. 13-15	NASCAR Sprint Cup; NASCAR Nationwide; and NASCAR Camping World Truck
Homestead-Miami Speedway	Nov. 20-22	NASCAR Sprint Cup; NASCAR Nationwide; and NASCAR Camping World Truck

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 6
     From a marketing partnership perspective, the Company sold all of its 2009 NASCAR Sprint Cup and Nationwide series event entitlements and achieved its gross marketing partnership revenue target for the year. For fiscal 2010, ISC has agreements in place for approximately 73 percent of its gross marketing partnership revenue target and has sold 16 of 20 available NASCAR Sprint Cup series entitlements and 12 of 15 available Nationwide series event entitlements. This is compared to last year at this time when it had approximately 71 percent of its gross marketing partnership revenue target and had entitlements for four Sprint Cup and three Nationwide races either open or not announced.
     “We are seeing encouraging signs of renewed spending from our corporate partners,” stated Ms. France Kennedy. “We are optimistic that corporate budgets that were tight last year are loosening now for spending in motorsports. Not only are we doing deals with new companies to the sport, but also we are doing deals with companies that are again partnering with ISC such as UAW and Valvoline. We also recently signed a deal with HP Hood.”
Motorsports Authentics
     In fiscal 2009, Motorsports Authentics (“MA”) management and ownership considered various approaches to optimize performance in MA’s various distribution channels. As the challenges were assessed, it became apparent that there was significant risk in future business initiatives in mass apparel, memorabilia and other yet to be developed products. These initiatives had previously been deemed achievable and were included in projections that supported the carrying value of inventory, goodwill and other intangible assets on MA’s balance sheet. This analysis, combined with a long-term macroeconomic outlook, which is believed to be less robust than previously expected, triggered MA’s review of certain assets under SFAS 142 and 144.
     Factors considered in the review include that fact that while MA is in the process of renegotiating its agreements with NASCAR team licensors, many of which are in default due to MA’s failure to pay the unearned portion of certain guaranteed royalties, there is no certainty that these licensors will agree to revision of current license contract terms or continue to grant MA licensing rights under acceptable terms in the future. Also, MA’s financial projections, absent contract revisions, indicate significant losses at the EBITDA level from fiscal 2010 through fiscal 2012. As a result of the review, MA’s management, with the assistance of an independent appraisal firm, concluded that the fair value of MA’s goodwill and intangible assets should be reduced to zero.
     Absent a favorable resolution of current license agreement terms regarding the unearned portion of certain guaranteed royalties, MA has exposure to a material amount of future guaranteed royalty payments that, in a worst case scenario, could be asserted as immediately due.

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 7
     ISC has exposure for a guarantee liability to one NASCAR team licensor which is limited to $11.5 million in a worst case. While the Company believes it is possible that some obligation under this guarantee may occur in the future, the amount ISC would ultimately pay cannot be estimated at this time. In any event, the Company does not believe that the ultimate financial outcome will have a material impact on its financial position or results of operations.
     MA continues to explore business strategies in conjunction with certain motorsports industry stakeholders that allow the possibility for MA to operate profitably in the future. As with any business in this adverse economic environment, management must find the optimal business model for long-term viability. In addition to revisiting the business vision for MA, management, with support of ownership, is also undertaking certain initiatives to improve inventory controls and buying cycles, as well as implementing changes to make MA a more efficiently operated and profitable company. ISC believes a revised MA business vision, which must include successful resolution of current license agreement terms and favorable license terms in the future, along with focus on core competencies, streamlined operations, reduced operating costs and inventory risk, are necessary for MA to survive as a profitable operation in the future. Should the aforementioned renegotiations of the license agreements on terms that allow MA reasonable future opportunities to operate profitably not be successful, should management decide to allow license defaults to remain uncured, or should licensors not grant extended cure periods and exercise their rights under the agreements, MA’s ability to continue operating could be severely impacted. If such efforts are not sufficient or timely MA could ultimately pursue bankruptcy.
External Growth and Other Initiatives
     On December 1, 2009, Kansas Entertainment, LLC, the Company’s 50/50 joint venture with Penn National Gaming, Inc. (“Penn”) was awarded the casino management contract for Wyandotte County, Kansas, by the Kansas Lottery Gaming Facility Review Board. Based on its selection, and subject to background investigations and licensing by the Kansas Racing and Gaming Commission which are expected to be completed in February 2010, Kansas Entertainment plans to begin construction of the Hollywood-themed and branded entertainment destination facility in the second half of 2010 with a planned opening in the first quarter of 2012.
     The initial phase of the project, which is planned to comprise approximately 190,000 square feet, includes a 100,000 square foot casino gaming floor with approximately 2,300 slot machines and 86 table games, a high-energy center bar, and dining and entertainment options and is projected to cost approximately $385 million. The joint venture anticipates partially funding the first phase of the development with a minimum equity contribution of $50 million from each partner in mid-2010. In addition, the joint venture currently plans to pursue financing of approximately $140 million, preferably on a project secured non-recourse basis. Land that ISC owns is assumed to be valued at approximately $100 million post licensing and leased gaming equipment of approximately $45 million would complete the financing of the project’s first phase. The full budget of all potential phases is projected at over $800 million and would be financed by the joint venture.

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 8
     In October 2009, ISC entered into a definitive agreement to sell its Staten Island property that, once completed, will net the Company in excess of $100 million, which includes a tax benefit ISC will receive from the sale. The Company has received a non-refundable $1 million initial payment with the transaction scheduled to close by February 25, 2010. However, the closing is subject to certain conditions including the buyer securing the required equity commitments to acquire the property, and the buyer performing its obligation under the agreement. That performance may be affected by its failure to obtain resolution of certain issues related to the fill permitting process. The failure to meet these conditions could delay the closing or result in the termination of the agreement.
Capital Spending
     Capital expenditures totaled approximately $113.7 million for fiscal 2009, compared to approximately $107.0 million for fiscal 2008. Capital expenditures included approximately $32.2 million related to construction of the new ISC headquarters in Daytona Beach, Florida, which is funded from long-term restricted cash and investments provided by the headquarters financing and approximately $11.3 million related to other aspects of the Company’s Daytona Project, Staten Island property and Stock-Car Montreal; the balance of the spending for the period relates to grandstand seating enhancements at Michigan; grandstand seating enhancements and new vehicle parking areas at Daytona; grandstand seating enhancements at Talladega, and a variety of other improvements and renovations to its facilities.
     At November 30, 2009, the Company had approximately $76.7 million in capital projects currently approved. Included in these amounts are approximately $11.7 million related to construction of its new headquarters building; approximately $6.2 million related to land acquisitions; installation of a new leaderboard and parking improvements at Richmond; grandstand seating enhancements, media center and infield improvements at Michigan; a new 136,000 square foot interactive fan area outside Turn 3, grandstand seating enhancements and new vehicle parking areas at Daytona; grandstand seating enhancements at Talladega; track modifications at Watkins Glen; acquisition of land and land improvements at various facilities for expansion of parking, camping capacity and other uses; and, a variety of other improvements and renovations to its facilities that enable it to effectively compete with other sports venues for consumer and corporate spending.
     As a result of these currently approved projects and anticipated additional approvals in fiscal 2010, the Company expects total fiscal 2010 capital expenditures at ISC’s existing facilities will be approximately $60 million to $80 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 9
Share Repurchase Program
     For fiscal 2009, the Company purchased approximately 184,000 shares of its Class A stock for $4.7 million, bringing the total number of shares purchased from December 2006 through November 2009 to approximately 4.9 million shares. ISC currently has approximately $37 million in remaining capacity on its $250 million authorization. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Stock Purchase Plans.
     While the Company continues to consider its share repurchase program an important component of its long-term capital allocation strategy, ISC, like most of the 500 largest nonfinancial U.S. companies, is currently maintaining strong cash reserves and expects to maintain this position awaiting a sustained return to the robust operating cash flows enjoyed prior to the economic downturn. At year end, the Company’s cash and short-term investment balances were approximately 8.3 percent of ISC’s total assets, consistent with the largest nonfinancial companies.
Fiscal 2010 Financial Outlook
     For fiscal 2010, ISC anticipates total revenues for the full year will range between $660 million and $680 million. Full year non-GAAP earnings are expected to range between $1.60 and $1.80 per diluted share after-tax. From an earnings perspective the fourth quarter will be the Company’s most significant, followed by the first, third and second quarter.
     As a result of taking the equity investment in MA to zero, the Company will no longer record equity in any future losses at MA and will not record equity income until the investment balance would again rise above zero. 2010 guidance will also exclude any future loss on impairment of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property or any unanticipated further impairment of the property; any income statement impact related to the Kansas Casino development; and any amortization related to its interest rate swap recorded in interest expense, or any charges ultimately recorded in connection with contingent liabilities.
     Core Operations
     The proposed guidance takes into account the fact that advance ticket sales are still trending down year-over-year and corporate partnership sales, while encouraging, are also expected to decrease. Lower revenue will be partially offset by annualized cost savings established throughout 2009 and lower Prize & Point Fund Monies and NASCAR sanction fees.
     On a percentage basis as compared to fiscal 2009;
•	Attendance revenues are forecasted to decrease in the mid- to high single digits;

•	Food, beverage and merchandise revenues forecasted to decrease to the low to mid-single digits;

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 10
•	Domestic television and ancillary media rights fees revenue will increase approximately 2.5 percent.

•	Other motorsports-related revenues, which are primarily comprised of sponsorship, hospitality, advertising and other related revenues, are forecasted to decrease to the mid-single digits.

•	From an expense standpoint, direct expenses – Prize & Point Fund Monies and NASCAR sanction fees; Motorsports related expenses; and Food, beverage & merchandise Expense – to decrease to the low single digits.
     Margins
     ISC expects non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 margins, operating margins, and effective income tax rates for the 2009 full year to range as follows:

Year
Ending
11/30/2010
EBITDA margin	32% — 34%
Operating margin	21% — 23%
Effective tax rate	38% — 39%

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.
     Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010
NASCAR Sprint Cup	4	4	5	5	5	5	7	7	21	21
NASCAR Nationwide	2	2	4	4	5	5	5	5	16	16
NASCAR Camping World	2	1	2	2	2	3	4	4	10	10
IRL IndyCar	0	0	1	1	3	2	1	1	5	4
ARCA RE/MAX	1	1	1	1	2	2	1	1	5	5
Grand-Am Rolex Sports Car	1	1	0	1	4	4	1	0	6	6
AMA Superbike/Supercross	0	0	2	2	0	0	0	0	2	2

	10	9	15	16	21	21	19	18	65	64
     In closing, Ms. France Kennedy added, “As a leader in motorsports entertainment, ISC will continue to play a major role in the ongoing success of the motorsports entertainment industry. We are well positioned for the future due to our proven business plan and key strategic initiatives underway. The number one priority of the management team at ISC is capitalizing on the anticipated resurgence of consumer and corporate spending which, coupled with over $25 million in annual, sustainable cost reductions, position us to deliver increased earnings and strong operating margins in the future. We are excited about the near and long-term prospects of our Company, and remain committed to building shareholder value while providing race fans a memorable experience year round.”

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 11
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 51031514.
     A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, February 11, 2010. To access, dial (800) 642-1687 and enter the code 51031514, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the DAYTONA 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 12
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	November 30, 2008	November 30, 2009	November 30, 2008	November 30, 2009
	(Unaudited)
REVENUES:
Admissions, net	$63,863	$51,639	$236,105	$195,509
Motorsports related	119,178	130,810	462,835	432,217
Food, beverage and merchandise	19,298	16,971	78,119	56,397
Other	2,911	2,333	10,195	9,040

	205,250	201,753	787,254	693,163

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	42,798	52,200	154,655	162,960
Motorsports related	41,135	39,556	166,047	149,753
Food, beverage and merchandise	11,958	11,551	48,159	39,134
General and administrative	25,808	26,821	109,439	103,846
Depreciation and amortization	18,293	18,132	70,911	72,900
Impairment of long-lived assets	323	2,946	2,237	16,747

	140,315	151,206	551,448	545,340

Operating income	64,935	50,547	235,806	147,823
Interest income and other	648	149	(1,630)	1,080
Interest expense	(4,962)	(7,899)	(15,861)	(23,471)
Minority interest	194	(5)	324	426
Equity in net loss from equity investments	(5,817)	(15,456)	(1,203)	(77,608)

Income from continuing operations before income taxes	54,998	27,336	217,436	48,250
Income taxes	21,332	18,300	82,678	41,265

Income from continuing operations	33,666	9,036	134,758	6,985
Loss from discontinued operations	(45)	(40)	(163)	(170)

Net income	$33,621	$8,996	$134,595	$6,815

Basic earnings per share:
Income from continuing operations	$0.69	$0.19	$2.71	$0.14
Loss from discontinued operations	—	—	—	—

Net income	$0.69	$0.19	$2.71	$0.14

Diluted earnings per share:
Income from continuing operations	$0.69	$0.19	$2.71	$0.14
Loss from discontinued operations	—	—	—	—

Net income	$0.69	$0.19	$2.71	$0.14

Dividends per share	$—	$—	$0.12	$0.14

Basic weighted average shares outstanding	48,560,549	48,445,097	49,589,465	48,520,661

Diluted weighted average shares outstanding	48,670,245	48,560,603	49,688,909	48,633,730

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 13
Consolidated Balance Sheets
(In Thousands, Except Per Share Amounts)

	November 30, 2008	November 30, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$218,920	$158,572
Short-term investments	200	200
Restricted cash	2,405	—
Receivables, less allowance of $1,200 in 2008 and 2009	47,558	41,934
Inventories	3,763	2,963
Income taxes receivable	—	4,015
Deferred income taxes	1,838	2,172
Prepaid expenses and other current assets	7,194	8,100

Total Current Assets	281,878	217,956

Property and Equipment, net	1,331,231	1,353,636
Other Assets:
Long-term restricted cash and investments	40,187	10,144
Equity investments	77,613	—
Intangible assets, net	178,841	178,610
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	—
Other	34,342	29,766

	567,710	337,311

Total Assets	$2,180,819	$1,908,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$153,002	$3,387
Accounts payable	26,393	18,801
Deferred income	103,549	63,999
Income taxes payable	8,659	8,668
Other current liabilities	18,035	19,062

Total Current Liabilities	309,638	113,917

Long-Term Debt	422,045	343,793
Deferred Income Taxes	104,172	247,743
Long-Term Tax Liabilities	161,834	20,917
Long-Term Deferred Income	13,646	12,775
Other Long-Term Liabilities	28,125	30,481
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 27,397,924 and 27,810,169 issued and outstanding in 2008 and 2009, respectively	274	278
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,150,471 and 20,579,682 issued and outstanding in 2008 and 2009, respectively	211	205
Additional paid-in capital	497,277	493,765
Retained earnings	665,405	665,274
Accumulated other comprehensive loss	(21,808)	(20,245)

Total Shareholders’ Equity	1,141,359	1,139,277

Total Liabilities and Shareholders’ Equity	$2,180,819	$1,908,903

ISC REPORTS FISCAL 2009 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 14
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended
	November 30, 2008	November 30, 2009
OPERATING ACTIVITIES
Net income	$134,595	$6,815

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,911	72,900
Minority interest	(324)	(426)
Stock-based compensation	3,282	2,172
Amortization of financing costs	517	591
Amortization of interest rate swap	—	4,268
Deferred income taxes	30,753	15,269
(Income) loss from equity investments	1,203	77,608
Impairment of long-lived assets, non cash	784	16,747
Other, net	3,921	112
Changes in operating assets and liabilities
Receivables, net	(698)	5,583
Inventories, prepaid expenses and other assets	4,117	174
Deposits with Internal Revenue Service	—	111,984
Accounts payable and other liabilities	(8,233)	(484)
Deferred income	(26,967)	(40,421)
Income taxes	7,030	(11,187)

Net cash provided by operating activities	220,891	261,705
INVESTING ACTIVITIES
Capital expenditures	(107,036)	(113,729)
Purchase of equity investments	(81)	—
Proceeds from short-term investments	41,700	—
Purchases of short-term investments	(2,650)	—
(Increase) decrease in restricted cash	(42,592)	32,448
Proceeds from affiliate	4,700	12,500
Advance to affiliate	(18,450)	(12,550)
Other, net	700	(1,135)

Net cash used in investing activities	(123,709)	(82,466)
FINANCING ACTIVITIES
Proceeds under credit facility	170,000	—
Payments under credit facility	(20,000)	(75,000)
Proceeds from long-term debt	51,300	—
Payment of long-term debt	(3,505)	(152,801)
Cash dividends paid	(5,960)	(6,822)
Reacquisition of previously issued common stock	(127,413)	(4,964)

Net cash provided by (used in) financing activities	64,422	(239,587)

Net increase (decrease) in cash and cash equivalents	161,604	(60,348)
Cash and cash equivalents at beginning of year	57,316	218,920

Cash and cash equivalents at end of year	218,920	158,572

# # #